CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202063 on Form F-3 of our reports dated March 30, 2015, relating to the consolidated financial statements of Northern Dynasty Minerals Ltd. (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ Deloitte LLP

Chartered Accountants
Vancouver, Canada
May 15, 2015